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Exhibit 1


                          AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER (the "Merger Agreement") is made as of October 26, 1999, by and between Omni Assets, Inc., a Delaware corporation ("Omni"), and Inamco International Corp., a Delaware corporation ("Inamco"); (Omni and Inamco collectively, the "Constituent Corporations").

     The authorized capital stock of Inamco consists of Three Thousand (3,000) shares of Common Stock, no par value per share. The authorized capital stock of Omni, upon effectuation of the transactions set forth in this Merger Agreement, will consist of Fifty Million shares (50,000,000) of Common Stock, $.00001 par value per share.

     The directors of the Constituent Corporations deem it advisable and to the advantage of the Constituent Corporations the Inamco merge with and into Omni upon the terms and conditions provided herein.

     NOW THEREFORE, the parties do hereby adopt the plan of reorganization encompassed by this Merger Agreement and do hereby agree that Inamco shall merge with and into Omni on the following terms, conditions and other provisions:

1.     TERMS AND CONDITIONS

     1.1 Merger. Inamco shall be merged with and into Omni (the "Merger"), and Omni shall be the surviving corporation (the "Surviving Corporation") effective at 12:01 p.m. October 26, 1999 (the "Effective Date").

     1.2 Succession. On the Effective date, Omni shall continue its corporate existence under the laws of the State of Delaware, and the separate existence and corporate organization of Inamco, except insofar as it may be continued by operation of law, shall be terminated and cease.

     1.3 Transfer of Assets and Liabilities. On the Effective date, the rights, privileges, powers and franchises, both of public as well as a private nature, of each of the Constituent Corporations shall be vested in and possessed by the Surviving Corporation, subject to all of the disabilities, duties and restrictions of or upon each of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, of each of the Constituent Corporations, and all debts due to each of the Constituent Corporations on whatever account, and all things in action or belonging to each of the Constituent Corporations shall be transferred to and vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest, thereafter shall be the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed otherwise in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger; provided, however, that the liabilities of the Constituent Corporations and of their stockholders, directors and officers shall not be affected and all rights and creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and any claim exiting or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted to the judgment as if the Merger had not been consummated, except as they may be modified with the consent of such creditors, and all debts, liabilities and duties of or upon each of the Constituent Corporations shall attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

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     1.4     Common Stock of Omni and Inamco.  On the Effective Date, by virtue of the stock swap and without any further action on the part of the Constituent Corporations or their respective stockholders, (i) each share of Common Stock of Inamco issued and outstanding immediately prior thereto shall be combined, changes and converted into 22,712,500 shares of Common Stock of Omni in each case fully paid and nonassessable, and (ii) each share of Common Stock of Inamco issued and outstanding immediately prior thereto shall be canceled and returned to the status of authorized but unissued shares.

     1.5 Stock certificates. On and after the Effective Date, all of the outstanding certificates that, prior to that time, represented shares of Common Stock of Inamco shall be deemed for all purposes to evidence ownership of and to represent the shares of Omni into which the shares of Inamco represented by such shares certificates have been converted as herein provided and shall be so registered on the books and records of the Surviving Corporation or its transfer agents. The registered owner of any such outstanding stock certificates shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distribution upon the shares of Omni evidenced by such outstanding certificate as above provided.

     1.6 Options. On the Effective Date, if any options or rights granted to purchase shares of Common Stock of Inamco remain outstanding, then the Surviving Corporation will assume the outstanding and unexercised portions of such options and such options shall be changed and converted into options to purchase Common Stock of Omni, such that an option to purchase one share of Common Stock of Inamco shall be converted into an option to purchase 22,712,500 shares of Common Stock of Omni. No other changes in the terms and conditions of such options will occur.

     1.7 Purchase Rights. On the Effective Date, the Surviving Corporation will assume the outstanding obligations of Inamco to issue Common Stock or other capital stock pursuant to contractual purchase rights granted by Inamco, and the outstanding and unexercised portions of all outstanding contractual rights to purchase Common Stock or other capital stock of Inamco shall be changes and converted into contractual rights to purchase Common Stock or other capital stock, respectively, of Omni such that a contractual right to purchase one share of Common Stock or other capital stock of Inamco shall be converted into a contractual right to purchase 22,712,500 shares of Common Stock or other capital stock, respectively, of Omni. No other changes in the terms and conditions of such contractual purchase rights will occur.


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     1.8     Employee Benefit Plans.  On the Effective Date, the Surviving
Corporation shall assume all obligations of Inamco under any and all employee benefit plans in effect as of such date with respect to which employee rights or accrued benefits are outstanding as of such date. On the Effective Date, The Surviving Corporation shall adopt and continue in effect all such employee benefit plans upon the same terms and conditions as were in effect immediately prior to the Merger.


2.     CHARTER DOCUMENTS, DIRECTORS AND OFFICERS


     2.1 Articles of Incorporation and Bylaws. The Articles of Incorporation of Omni in effect of the Effective date shall continue to be the Articles of Incorporation of the Surviving Corporation, except that the board of directors and shareholders of Omni have authorized the following amendments to Omni's Articles of Incorporation:

     a:     that the corporation's name be changes to Inamco International Corp.

     The Bylaws of Omni in effect on the Effective Date shall continue to be the Bylaws of the Surviving Corporation without change or amendment until further amended in accordance with the provision thereof and applicable law.

     2.2 Directors. The directors of Inamco immediately preceding the Effective Date shall become the directors of the Surviving Corporation on and after the Effective Date to serve until the expiration of their terms and until their successors are elected and qualified.

     2.3 Officers. The officers of Inamco immediately preceding the Effective Date shall become the officers of the Surviving Corporation on and after the Effective Date to serve at the pleasure of its Board of Directors.

3.     OMNI'S REPRESENTATIONS and WARRANTIES

     Omni represents and Warrants to Inamco as follows:

     3.1 Organization and Standing. Omni is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and it is successor corporation to Omni Assets, Inc. (Louisiana) which was likewise duly organized and in good standing at the time of its change in domicile to Delaware. A true copy of Omni's certificate of incorporation, its by-laws and all minutes of Board and Shareholder meetings (Delaware as well as Louisiana corporations) will be delivered to Inamco at the Closing.

     3.2 Authorization. Omni has all requisite power and authority to execute, deliver and perform this agreement. All necessary corporate proceedings have been taken to authorize the execution, delivery and performance of the Agreement by Omni, as well as the change of domicile of Omni Assts, Inc. (Louisiana).

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     3.3     No Further Action Needed.  No consent, authorization, approval, order, license certificate, permit, declaration or filing with any Federal, State, Local or other governmental authority or any Court or other tribunal is required by Omni. Nor is any consent of any party to any agreement, arrangement or understanding to which any of its assets are subject, required for execution of this agreement.

     3.4 Capitalization. The authorized capital stock of Omni consists of 50,000,000 shares of $.00001 par value common stock of which 2,287,500 shares are outstanding before issuance of any shares of Inamco stockholders. Each such share is validly authorized, issued and fully paid and non-assessable and has not been issued in violation of any preemptive right of stockholders.

     3.5     No Commitment to Issue Securities.   There is not presently
outstanding nor is there any commitment, plan, or arrangement on the part of Omni to issue any options, warrants or other rights calling for the issuance of any shares of Omni's stock, or any security or other instrument convertible into, exercisable for or exchangeable for stock of Omni.

     3.6 Financial Condition. Omni has previously furnished Inamco with a copy of its most current financial statements. Such financial statements are accurate and complete in all material respects. There have not been any material adverse change in the financial condition of Omni, its assets, liabilities or properties since the date of such financial statements.

     3.7 No Undisclosed Fact. There is no fact known to Omni which materially adversely affects or may in the future materially adversely affect the financial condition, operations, assets, liabilities or future prospects of Omni.

     3.8     Tax and Other Liabilities.   Omni has no obligation of any nature,
accrued or contingent, including liabilities for Federal, state or, local taxes, or to suppliers, for claims, losses, damages (including tax deficiencies), costs, expenses, guarantees, or responsibilities other than those for which disclosure has been made on financial statements provided to Inamco.

     3.9 Litigation and Claims. There is no known litigation, arbitration, claim, governmental or other proceeding or investigation pending, threatened or in process with respect to Omni, its business or its assets.

4.     INAMCO'S REPRESENTATIONS AND WARRANTIES

     Inamco represents and warrants to Omni as follows:

     4.1     Organization and Standing.   Inamco is a corporation duly
organized, validly existing and in good standing under the laws of the State of Delaware.

     4.2 Authorization. Inamco has all requisite power and authority to execute, deliver and perform this agreement. All necessary corporate proceedings have been taken to authorize the execution, delivery and performance of this Agreement by Inamco.


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     4.3     No Further Action Needed.  No consent, authorization, approval, order, license certificate, permit, declaration or filing with any Federal, State, Local or other governmental authority or any Court or other tribunal is required by Inamco. Nor is any consent of any party to any agreement, arrangement or understanding to which any of its assets are subject, required for execution of this agreement.

     4.4 Capitalization. The authorized capital stock of Inamco consists of 3,000 shares of $.00001 par value common stock of which 1,000 shares are outstanding. Each such share is validly authorized, issued and fully paid and non-assessable and has not been issued in violation of any preemptive right of stockholders.

     4.5 Financial Condition. Inamco has previously furnished Omni with a copy of its most current financial statements. Such financial statements are accurate and complete in all material respects. There have not been any material adverse change in the financial condition of Inamco, its assets, liabilities or properties since the date of such financial statements.

     4.6 No Undisclosed Fact. There is no fact known to Inamco which materially adversely affects or may in the future materially adversely affect the financial condition, operations, assets, liabilities or future prospects of Inamco.

     4.7     Tax and Other Liabilities.   Inamco has no obligation of any
nature, accrued or contingent, including liabilities for Federal, state or, local taxes, or to suppliers, or for claims, losses, damages (including tax deficiencies), costs, expenses, guarantees, or responsibilities other than those for which disclosure has been made on financial statements provided to Inamco, and apart from usual and customary transactions which have occurred in the regular course of Inamco's business.

     4.8 Litigation and Claims. There is no known litigation, arbitration, claim, governmental or other proceeding or investigation pending, threatened or in process with respect to Inamco, its business or its assets.


5.     MISCELLANEOUS


     5.1 Further Assurances. From time to time, and when required by the Surviving Corporation or by its successors and assigns, the Surviving Corporation shall execute and deliver, or cause to be executed and delivered, such deeds and other instruments, and the Surviving Corporation shall take or cause to be taken such further and other action as shall be appropriate or necessary in order to vest or perfect in or to conform of record or otherwise, in the Surviving Corporation the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Omni and otherwise to carry out the purpose of this Merger Agreement, and the officers and directors of the Surviving Corporation are authorized fully in the name and on behalf of Omni or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

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     5.2     Amendment.   At any time before or after approval by the
stockholders of Inamco, this Merger Agreement may be amended in any manner (except that, after the approval of the Merger Agreement by the stockholders of Inamco, the principal terms may not be amended without the further approval of the stockholders of Inamco) as may be determined in the judgment of the respective Board of Directors of Omni and Inamco to be necessary, desirable, or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purpose and intent of this Merger Agreement.

     5.3 Conditions of Merger. The obligation of the Constituent Corporations to effect the transactions contemplated hereby is subject to satisfaction of the following conditions (any or all of which may be waived by either of the Constituent Corporations in its sole discretion to the extent permitted by law):

          (a)     the Merger shall have been approved by the stockholders of
Inamco and Omni     in accordance with applicable provisions of the Delaware
General Corporation Law; and

          (b)     any and all consents, permits, authorizations, approvals, and
orders deemed in     the sole discretion of Inamco and Omni to be material to
consummation of the Merger shall     have been obtained.

     5.4 Abandonment or Deferral. Notwithstanding the approval of this Merger Agreement by the stockholders of Inamco or Omni, at any time before the Effective Date, (a) this Merger Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either Inamco or Omni or both or (b) the consummation of the Merger may be deferred for a reasonable period of time if, in the opinion of the Board of Directors of Inamco and Omni, such action would be in the best interests of such corporations. In the event of termination of this Merger Agreement, this Merger Agreement shall become void and of no effect and there shall be no liability on the part of either Constituent Corporation or their respective Board of Directors or stockholders with respect thereto, except that Inamco shall pay all expenses incurred in connection with the Merger or in respect to this Merger Agreement or relating thereto.

     5.5 Counterparts. In order to facilitate the filing and recording of this Merger Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original


6.     CLOSING

     6.1 The closing shall be held at the office's of Inamco's counsel Silverman, Collora & Chernis, P.C. at 381 Park Avenue South, New York, New York 10016 on October 26, 1999, unless another date or place is agreed upon by the parties ("Closing Date").

     6.2 After the Closing, and from time to time thereafter, the parties hereto shall execute any additional instruments and take such other action as either party may reasonably request in order to facilitate the transactions contemplated herby.


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     IN WITNESS WHEREOF, This Merger Agreement, having first been duly approved by the respective Boards of Directors of Inamco and Omni, hereby is executed on behalf of each such corporation and attested by their respective officers hereunto duly authorized.


                                   INAMCO INTERNATIONAL, INC.
                                   A Delaware Corporation



                                   By:________________________________
                                        Varges George, President and Secretary




                                   OMNI ASSETS, INC.
                                   A Delaware Corporation




                                   By:_______________________________
                                        Hershey Moss, President and Secretary

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